AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1995

                                               REGISTRATION NO. 33-

- ---------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             THE COCA-COLA COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                               58-0628465
      (State or other jurisdiction of   (I.R.S. Employer Identification No.)
       incorporation or organization)

                               ONE COCA-COLA PLAZA
                             ATLANTA, GEORGIA 30313
                                 (404) 676-2121
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             ---------------------
                          JOSEPH R. GLADDEN, JR., ESQ.
                  SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             THE COCA-COLA COMPANY
                              ONE COCA-COLA PLAZA
                             ATLANTA, GEORGIA 30313
                                 (404) 676-2121
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               with a copy to:
                          CAROL CROFOOT HAYES, ESQ.
                            THE COCA-COLA COMPANY
                             ONE COCA-COLA PLAZA
                            ATLANTA, GEORGIA 30313
                             ---------------------
     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                                    CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------
     Title of Each                        Proposed Maximum   Proposed Maximum
       Class of                Amount         Offering           Aggregate       Amount of
     Securities to             to be         Price Per           Offering      Registration
     be Registered           Registered       Unit(1)            Price(1)           Fee
- --------------------------------------------------------------------------------------------
Common Stock,
$.25 par value per share     1,388,685       $66.0625          $91,740,002.81    $31,634.48
- --------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.  In accordance with Rule 457(c) under the Securities Act of 1933, as amended, such amounts are based on the average of the high and low prices per share of Common Stock of
The Coca-Cola Company on August 1, 1995, as reported on the New York Stock Exchange.

                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- ------------------------------------------------------------------------------

PROSPECTUS

                    SUBJECT TO COMPLETION, AUGUST 3, 1995


                               1,388,685 SHARES

                            THE COCA-COLA COMPANY

                                COMMON STOCK
                          _________________________

     The 1,388,685 shares (the "Shares") of common stock, $.25 par value ("Common Stock"), of The Coca-Cola Company (the "Company") offered hereby may be offered for sale from time to time by and for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders acquired the Shares on August 1, 1995, in connection with the acquisition of Barq's, Inc. ("Barq's") by the Company and certain related transactions. The Company is registering the Shares as required by a Registration Rights Agreement, dated as of August 1, 1995, among the Company and each of the Selling Stockholders (the "Registration Rights Agreement"), but the registration of the Shares does not necessarily mean that any of such Shares will be offered or sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares. See "Plan of Distribution."

     The Common Stock is listed on the New York Stock Exchange under the symbol "KO." On August 1, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange was $66-1/2 per share.

     The Selling Stockholders from time to time may offer and sell the Shares through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act of 1933, as amended (the "Securities Act")), or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). To the extent required, the names of any broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.

     The Selling Stockholders and any broker-dealers who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Stockholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. However, the Selling Stockholders disclaim being underwriters under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Stockholders.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS ____________, 1995.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (together with any amendments, the "Registration Statement") under the Securities Act, covering the shares of Common Stock being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information and undertakings set forth in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied in the manner and at the locations specified above, for further information with respect to the Company and the Common Stock being offered hereby. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents:

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1994; and

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to the Office of the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313, telephone (404) 676-2121.

                                 THE COMPANY

     The Coca-Cola Company was incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892. The Company is the largest manufacturer, marketer and distributor of carbonated soft drink concentrates and syrups in the world. Its soft drink products, sold in the United States since 1886, are now sold in more than 195 countries around the world and are the leading soft drink products in most of these countries. The Company also manufactures, produces, markets and distributes juice and juice drink products. The Company's executive offices are located at One Coca-Cola Plaza, Atlanta, Georgia 30313, telephone (404) 676-2121. Unless the context indicates otherwise, the term "Company" refers to The Coca-Cola Company and its consolidated subsidiaries.

   The Company's soft drink products, including bottled and canned beverages produced by independent and Company-owned bottling and canning operations, as well as concentrates and syrups, include Coca-Cola, Coca-Cola classic, caffeine free Coca-Cola, caffeine free Coca-Cola classic, diet Coke (sold under the trademark Coke light in many territories outside the United States), caffeine free diet Coke, Cherry Coke, diet Cherry Coke, Sprite, diet Sprite, Mr. PiBB, Mello Yello, Fanta brand soft drinks, Hi-C brand fruit drinks, TAB, caffeine free TAB, OK soda, Fresca, POWERaDE, Fruitopia, Minute Maid flavors and other products developed for specific markets, including Georgia brand coffee, a non-carbonated drink.

     Coca-Cola Nestle Refreshments ("CCNR"), the Company's 50% joint venture with Nestle S.A. ("Nestle"), produces ready-to-drink teas and coffees in certain countries. In 1994, the Company and Nestle undertook to restructure the operation of CCNR to provide that the Company manage CCNR's ready-to-drink tea business and that Nestle manage CCNR's ready-to-drink coffee business.

     The Company owns substantial equity positions in certain United States and international soft drink bottling operations, including approximately 43% of the outstanding common stock of Coca-Cola Enterprises Inc. ("CCE"), approximately 49% of the outstanding common stock of Coca-Cola Beverages Ltd. ("CCB"), and approximately 40% of the outstanding shares of common stock of Coca-Cola Amatil Limited ("CCA"). CCE is the world's largest bottler of the Company's soft drink products, whose bottling territories in 1994 contained approximately 54% of the U.S. population and 100% of the population of the Netherlands. CCB is the largest bottler of the Company's soft drink products in Canada. The territories in which CCB marketed soft drink products (which included all or significant portions of each of Canada's ten provinces) in 1994 contained approximately 27 million people, or approximately 94% of the Canadian population. CCA is the largest bottler of the Company's soft drink products in Australia, and also has bottling and distribution rights in other countries, including Austria, Hungary, Papua New Guinea, New Zealand, Fiji, the Czech and Slovak Republics, Indonesia, Belarus, Slovenia, Ukraine and Poland. CCA estimated that the territories in which it marketed soft drink products in 1994 contained approximately 99% of the population of Australia, 100% of the population of New Zealand and Fiji, 80% of the population of Austria, 100% of the population of Hungary, 84% of the population of Papua New Guinea, 100% of the populations of the Czech and Slovak Republics, 92% of the population of Indonesia, 100% of the population of Belarus, 100% of the populations of Slovenia and of Ukraine, and 60% of the population in Poland. On April 10, 1995, CCA acquired from the Company an approximate 75% interest in Coca-Cola Bottlers Zagreb, a bottler in Croatia, and on July 21, 1995, CCA acquired the Company's interests in two bottlers in Romania. The Company also owns an approximate 30% interest in Coca-Cola FEMSA, S.A. de C.V., a Mexican holding company with bottling subsidiaries in the Valley of Mexico, Mexico's southeastern region, and Argentina and an approximate 49% interest in Coca-Cola & Schweppes Beverages Ltd., a joint venture which began operation in early 1987 and is the leading marketer of soft drinks in Great Britain.

                             RECENT DEVELOPMENTS

     The Company announced on July 20, 1995 that earnings per share increased 20 percent and net income rose 18 percent in the quarter ended June 30, 1995 compared to the quarter ended June 30, 1994.

     Earnings for the quarter ended June 30, 1995 were $0.71 per share, up from $0.59 in the second quarter of 1994 on net income of $898 million, up from $758 million. For the six months ended June 30, 1995, earnings per share increased 22 percent over the comparable period in 1994 to $1.21, while net income advanced 20 percent to $1.5 billion when compared to 1994 net income.

     Compared to the second quarter of 1994, international unit case volume and gallon shipments grew 11 percent in the second quarter of 1995. Unit case volume in the Company's North American soft drink operations in the second quarter of 1995 advanced 6 percent over the comparable period in 1994, which resulted in part from a 6 percent increase in the United States when compared to the second quarter of 1994. North American gallon shipments of soft drink concentrates and syrups in the second quarter of 1995 grew
3 percent over the comparable period in 1994. Worldwide unit case volume advanced more than 10 percent and gallon shipments grew 8 percent in the second quarter of 1995 compared to the second quarter of 1994. Operating income in the second quarter of 1995 increased 18 percent over the comparable period in 1994.

     The information set forth below has been derived from the books and records of the Company and should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, and other detailed financial information included in the documents incorporated by reference in the Prospectus.

                    THE COCA-COLA COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                      (In millions except per share data)

                       Three Months Ended June 30,   Six Months Ended June 30,
                       ---------------------------   -------------------------
                             1995          1994         1995          1994
                          ----------    ----------   ----------    -----------
NET OPERATING REVENUES    $ 4,936       $ 4,342      $ 8,790       $ 7,694
Cost of goods sold          1,876         1,667        3,321         2,909
                          ----------    ----------   ----------    -----------

GROSS PROFIT                3,060         2,675        5,469         4,785
Selling, administrative
 and general expenses       1,802         1,605        3,332         2,943
                          ----------    ----------   ----------    -----------

OPERATING INCOME            1,258         1,070        2,137         1,842

Interest income                62            44          126            79
Interest expense               69            50          126            93
Equity income                  70            57           94            64
Other income
 (deductions) - net           (17)          (14)           4           (25)
                          ----------    ----------   ----------    -----------

INCOME BEFORE INCOME
 TAXES                      1,304         1,107        2,235         1,867
Income taxes                  406           349          699           588
                          ----------    ----------   ----------    -----------

NET INCOME                $   898       $   758      $ 1,536       $ 1,279
                          ==========    ==========   ==========    ===========

NET INCOME PER SHARE      $   .71       $   .59      $  1.21       $   .99
                          ==========    ==========   ==========    ===========

DIVIDENDS PER SHARE       $   .22       $   .195     $   .44       $   .39
                          ==========    ==========   ==========    ===========

AVERAGE SHARES
 OUTSTANDING                1,265         1,292        1,269         1,294
                          ==========    ==========   ==========    ===========

                               USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.

                            SELLING STOCKHOLDERS

     The Selling Stockholders are former stockholders of Barq's. The Shares were acquired by the Selling Stockholders in connection with the acquisition of Barq's by the Company (the "Merger") and certain related transactions. The following table provides the names and the number of Shares owned by each Selling Stockholder as of the date of this Prospectus. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                        SHARES OF COMMON STOCK
                                          BENEFICIALLY OWNED
          SELLING STOCKHOLDER             AND OFFERED HEREBY
          -------------------          -----------------------

          John E. Koerner, III (1)                 691,569

          Lesa B. Oudt (2)                         651,959

          Randal Craig Oudt Trust-1994              13,871
          u/a Lesa B. Oudt and John F. Oudt
          dated December 22, 1994 f/b/o
          Randal Craig Oudt

          Kyle Frederick Oudt Trust-1994            13,871
          u/a Lesa B. Oudt and John F. Oudt
          dated December 22, 1994 f/b/o
          Kyle Frederik Oudt

          John Dirik Oudt Trust-1994                13,871
          u/a Lesa B. Oudt and John F. Oudt
          dated December 22, 1994 f/b/o
          John Dirik Oudt

          The John E. Koerner, IV Qualified          1,387
          Subchapter S Trust u/a Ann Parker
          Koerner and John E. Koerner, III
          dated February 24, 1994 f/b/o
          John E. Koerner, IV

          The Parker Earl Koerner Qualified          1,387
          Subchapter S Trust u/a Ann Parker
          Koerner and John E. Koerner, III
          dated February 24, 1994 f/b/o
          Parker Earl Koerner

          Lesa B. Oudt and John F. Oudt (1) (3)        770

- --------------
(1) As a condition to the Company's obligation to consummate the Merger, John E. Koerner, III ("Koerner"), and Lesa B. Oudt and John F. Oudt (the "Oudts") entered into separate Noncompetition and Consulting Agreements with the Company. In accordance with the terms of such agreements, Koerner and the Oudts agreed, among other things: (i) to provide certain consulting services to the Company for a period of one year after the date of such agreements; and (ii) not to enter into certain arrangements competitive with the Company for a period of three years after the date of such agreements. In consideration for the covenants set forth in the Noncompetition and Consulting Agreements, the Company agreed to issue 770 Shares to each of Koerner and the Oudts.

(2) Excludes 800 shares of Common Stock owned by Lesa B. Oudt, Trustee for John Oudt Trust No. 1, that were not acquired in connection with the Merger.

(3) Excludes 5,000 shares of Common Stock owned by the Oudts that were not acquired in connection with the Merger.

                            PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders on the New York Stock Exchange or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise. The Shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. The Selling Stockholders may effect sales of the Shares through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act) or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Exchange Act). Upon the Company being notified by any Selling Stockholder that a material arrangement has been entered into with a broker or dealer for the sale of Shares, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (e) other facts material to the transaction. In effecting sales, broker-dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling
Stockholders and any broker or dealer.

     In offering the Shares covered by this Prospectus, the Selling Stockholders and any broker-dealers who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Stockholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. However, the Selling Stockholders disclaim being underwriters under the Securities Act.

     As required by the Registration Rights Agreement, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the Registration Statement current and effective through August 1, 1997, with certain exceptions.

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, certain legal and accounting fees and any printing fees. The Selling Stockholders will bear all other expenses in connection with this offering, including brokerage fees and the fees and disbursements of counsel representing the Selling Stockholders.

     Pursuant to the terms of the Registration Rights Agreement, the Company and the Selling Stockholders have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the Shares.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 2,800,000,000 shares of common stock, $.25 par value per share, and 100,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 1995, 1,262,057,098 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

     Each outstanding share of common stock of the Company is entitled to one vote on each matter to be voted on at stockholders' meetings. Stockholders of the Company are entitled to receive dividends when, as and if declared by its Board of Directors from funds legally available for that purpose. All outstanding shares of common stock of the Company are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, its business or affairs, the assets and funds of the Company available for distribution to stockholders would be distributed pro rata among the holders of the common stock of the Company, after payments to creditors and provision for the preference of any other class or series of stock having preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Stockholders have no preemptive rights to subscribe to additional shares of common stock of the Company or other securities convertible into shares of common stock of the Company.

                                LEGAL MATTERS

     The legality of the Shares will be passed upon by Joseph R. Gladden, Jr., Senior Vice President and General Counsel of the Company. Mr. Gladden beneficially owns 189,622 shares of Common Stock and also holds options to purchase 193,396 shares of Common Stock granted under the Company's stock option plans, and, as to 74,396 of such options, may exercise stock appreciation rights in lieu of such options.

                                   EXPERTS

     The consolidated financial statements of the Company and related schedule included and/or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- -----------------------------------------------------
- -----------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND,
IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY SELLING STOCKHOLDER.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION.  NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                              TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Recent Developments...................    3
Use of Proceeds.......................    5
Selling Stockholders..................    5
Plan of Distribution..................    6
Description of Capital Stock..........    7
Legal Matters.........................    7
Experts...............................    7


- --------------------------------------------
- --------------------------------------------


            ------------------------------------------------------
            ------------------------------------------------------


                                1,388,685 SHARES


                            THE COCA-COLA COMPANY


                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 __________, 1995


            ------------------------------------------------------
            ------------------------------------------------------

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     Securities and Exchange Commission Registration Fee    $31,634
     Legal Fees and Expenses                                $15,000
     Accounting Fees and Expenses                           $ 7,500
     Blue Sky Fees and Expenses (including
       legal fees and expenses)                             $ 3,000
     Miscellaneous                                          $ 3,000

     TOTAL                                                  $60,134

     All of the above items, except for the registration fee, are estimates. The Selling Stockholders will not bear any of the expenses set forth above.

Item 15.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents of the corporation. Article VII of the By-Laws of the Registrant provides:

          "Section 1. INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          "The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          "To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the first two paragraphs of this Section or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          "Any indemnification under the first two paragraphs of this Section (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct set forth in the first two paragraphs of this Section has been met. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

          "Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized by this Section.

          "The indemnification and advancement of expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which those indemnified or those who receive advances may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          "The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

          "The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     The Registrant has purchased directors' and officers' liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

     For the undertaking with respect to indemnification, see Item 17.

Item 16.  Exhibits

    4.1 Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.2 of the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1993.

    4.2   By-Laws of the Company, as amended, incorporated by reference to
          Exhibit 3 of the Company's Form 10-Q Quarterly Report for the quarter ended June 30, 1994.

    5.1 Opinion of Joseph R. Gladden, Jr. as to the legality of the Common Stock to be registered.

   23.1   Consent of Joseph R. Gladden, Jr. (included in Exhibit 5.1).

   23.2   Consent of Ernst & Young LLP.

   24.1   Powers of Attorney.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 2nd day of August, 1995.

                                      THE COCA-COLA COMPANY


                                      By: /s/ ROBERTO C. GOIZUETA
                                         -----------------------------------
                                         Roberto C. Goizueta
                                         Chairman of the Board of Directors
                                           and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 2nd day of August, 1995.



                                         /s/ ROBERTO C. GOIZUETA
                                         -----------------------------------
                                         Roberto C. Goizueta
                                         Chairman of the Board of Directors,
                                           Chief Executive Officer
                                           and a Director
                                         (Principal Executive Officer)



                                         /s/ JAMES E. CHESTNUT
                                         -----------------------------------
                                         James E. Chestnut
                                         Senior Vice President and
                                           Chief Financial Officer
                                         (Principal Financial Officer)



                                         /s/ GARY P. FAYARD
                                         -----------------------------------
                                         Gary P. Fayard
                                         Vice President and Controller
                                         (Principal Accounting Officer)

Directors:

               *
- ----------------------------------------
Herbert A. Allen
Director

               *
- ----------------------------------------
Ronald W. Allen
Director

               *
- ----------------------------------------
Cathleen P. Black
Director

               *
- ----------------------------------------
Warren E. Buffett
Director

               *
- ----------------------------------------
Charles W. Duncan, Jr.
Director

               *
- ----------------------------------------
M. Douglas Ivester
Director

               *
- ----------------------------------------
Susan B. King
Director

               *
- ----------------------------------------
Donald F. McHenry
Director

               *
- ----------------------------------------
Paul F. Oreffice
Director

               *
- ----------------------------------------
James D. Robinson, III
Director

               *
- ----------------------------------------
William B. Turner
Director

               *
- ----------------------------------------
Peter V. Ueberroth
Director

               *
- ----------------------------------------
James B. Williams
Director


*By: /s/ CAROL CROFOOT HAYES
    ------------------------------------
    Carol Crofoot Hayes
    Attorney-in-fact

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                  DESCRIPTION
  -------   ---------------------------------------------------------------
    4.1 Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.2 of the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1993.

    4.2   By-Laws of the Company, as amended, incorporated by reference to
          Exhibit 3 of the Company's Form 10-Q Quarterly Report for the quarter ended June 30, 1994.

    5.1 Opinion of Joseph R. Gladden, Jr. as to the legality of the Common Stock to be registered.

   23.1   Consent of Joseph R. Gladden, Jr. (included in Exhibit 5.1).

   23.2   Consent of Ernst & Young LLP.

   24.1   Powers of Attorney.